EXHIBIT 5.1

                           December 23, 1998


American Champion Entertainment, Inc.
1694 The Alameda, Suite 100
San Jose, CA  95126-2219

Ladies and Gentlemen:

At your request we have examined the Registration Statement
No. 333-67879, as amended, filed by you with the Securities Exchange Commission (the "Commission") on November 24, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1993, as amended, of 4,817,274 shares of the Common Stock of American Champion Entertainment, Inc. (the "Stock").

As your counsel, we have examined the proceedings taken by you in connection with the issuance and sale of up to 4,817,274 shares of the Stock.

It is our opinion that up to 4,817,274 shares of the Stock, when issued and sold in the manner referred to in the Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registrable Statement, the prospectus constituting a part thereof, and any and all amendments thereto.

                                      Very truly yours,

                                      /s/ Preston Gates & Ellis LLP
                                          Preston Gates & Ellis LLP